Exhibit 4.10

PROFOUND MEDICAL CORP.

AMENDED AND RESTATED SHARE

OPTION PLAN

July 13, 2018

PROFOUND MEDICAL CORP.

Share Option Plan

PREAMBLE

A.	The Company adopted a Share Option Plan on June 4, 2015 (the “Original Plan”), which was amended and restated on December 8, 2016.

B.	The Company wishes to further amend and restate the Plan in the manner contemplated herein.

ARTICLE 1

INTRODUCTION

1.1	Purpose

The purpose of this Plan is to assist the Company in attracting, retaining and motivating key employees, officers, directors and consultants of the Company or of a Designated Affiliate by granting to them options to purchase Common Shares in the capital of the Company.

1.2	No Changes to Outstanding Options

This Plan shall have no effect on any outstanding Options granted under the Plan prior to the date hereof, which shall continue in effect in accordance with their terms and conditions and the terms and conditions of the Plan in effect prior to the date hereof.

1.3	Definitions

When used herein, unless the context otherwise requires, the following terms have the following meanings, respectively:

“Affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions, as amended from time to time, and any successor to such instrument.

“Associate” has the meaning ascribed thereto in the Securities Act (Ontario).

“Board” means the board of directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Toronto, Ontario, Canada are open for business during normal banking hours.

“Change of Control” means the happening of any of the following events:

(a)	any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert (other than the Company or a wholly-owned subsidiary of the Company) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the Business Corporations Act (Ontario) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(b)	the sale, assignment or other transfer of all or substantially all of the assets of the Company to a Person other than a wholly-owned subsidiary of the Company;

(c)	the dissolution or liquidation of the Company, other than in connection with the distribution of assets of the Company to one or more Persons which were wholly-owned subsidiaries of the Company prior to such event;

(d)	the occurrence of a transaction requiring approval of the Company’s shareholders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned subsidiary of the Company);

(e)	the Board determines that a Change of Control shall be deemed to have occurred in such circumstances as the Board shall determine; or

(f)	individuals who comprise the Board as of the last annual meeting of shareholders of the Company for any reason cease to constitute at least a majority of the members of the Board;

provided that, notwithstanding clauses (a), (b), (c) and (d) above, a Change of Control shall be deemed not to have occurred if immediately following the transaction set forth in clause (a), (b), (c) or (d) above: (i) the holders of securities of the Company that immediately prior to the consummation of such transaction represented more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Company hold (A) securities of the entity resulting from such transaction (the “Surviving Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors (“voting power”) of the Surviving Entity, or (B) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Parent Entity, and (ii) no Person, or group of two or more Persons acting jointly or in concert, is the beneficial owner, directly or indirectly, of 50% or more of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) (any such transaction which satisfies all of the criteria specified in clauses (i) and (ii) above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control” to the “Company” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity).

“Committee” has the meaning set forth in Section 2.2.

“Common Share” means a common share in the capital of the Company. “Company” means Profound Medical Corp. and its successors and assigns.

“Consultant Participant” means an individual consultant or a consultant entity, other than an Employee Participant or Director Participant that:

(a)	is engaged to provide services on a bona fide basis to the Company or a Designated Affiliate, other than services provided in relation to a distribution of securities of the Company or a Designated Affiliate;

(b)	provides the services under a written contract with the Company or a Designated Affiliate; and

(c)	spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Designated Affiliate;

and includes, (i) for an individual consultant, (A) a company of which the individual consultant is an employee or shareholder; or (B) a partnership of which the individual consultant is an employee or partner, and (ii) for a consultant that is not an individual, an employee or director of the consultant, provided that the individual employee or director spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Designated Affiliate.

“Date of Grant” means, for any Option, the date specified by the Plan Administrator at the time it grants the Option (provided, however, that such date shall not be prior to the date the Plan Administrator acts to grant the Option) or, if no such date is specified, the date upon which the Option was granted.

“Designated Affiliate” means each Subsidiary of the Company and any other Affiliate of the Company as designated by the Plan Administrator for purposes of the Plan from time to time.

“Director” means a member of the Board.

“Director Participant” means a Director (i) who is not an officer or employee of the Company or of a Designated Affiliate and (ii) who is not an Associate of a Significant Shareholder.

“Disabled” or “Disability” means eligible for long-term disability under the terms of a long-term disability plan sponsored by the Participant’s employer.

“Employee Participant” means a bona fide current employee (other than a Consultant Participant) of the Company or of a Designated Affiliate.

“Exercise Notice” means a notice in writing, in the form set out in Schedule B, signed by an Optionee and stating the Optionee’s intention to exercise a particular Option.

“Exercise Price” means the price at which an Option Share may be purchased pursuant to the exercise of an Option.

“Expiry Date” means the expiry date specified in the Option Agreement, provided that such date shall not be later than the tenth (10th) anniversary of the Date of Grant, or, if not so specified, means the tenth (10th) anniversary of the Date of Grant.

“Fiscal Year” means the twelve month period ending December 31 in each calendar year or as otherwise determined by the Board.

“Individual Optionee” means an Optionee who is an individual.

“Market Price” means the volume-weighted average price of the Common Shares on the stock exchange where the majority of trading volume and value of the Common Shares occurs, for the five trading days immediately preceding the relevant date on which the Market Price is to be determined. If the Common Shares are not listed for trading on a stock exchange, the Market Price shall be the fair market value of the Common Shares as determined by the board of directors of the Company.

“Option” means a right to purchase Common Shares under this Plan that is non-assignable and non-transferable unless otherwise approved by the Plan Administrator.

“Optionee” means a Participant who has been granted one or more Options.

“Option Agreement” means a signed, written agreement between an Optionee and the Company, in the form attached as Schedule A, subject to any amendments or additions thereto as may, in the discretion of the Plan Administrator, be necessary or advisable, evidencing the terms and conditions on which an Option has been granted under this Plan.

“Option Shares” means Common Shares issuable by the Company upon the exercise of outstanding Options.

“Participant” means an Employee Participant, a Director Participant or a Consultant Participant.

“Person” includes an individual, sole proprietorship, corporation, company, partnership, limited partnership, joint venture, association, trust, trustee, unincorporated organization or government or any agency or political subdivision thereof, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative.

“Plan” means this Share Option Plan as set out herein and as amended from time to time in accordance with the provisions hereof.

“Plan Administrator” means the Board or, if the administration of this Plan has been delegated by the Board to the Committee pursuant to Section 2.2, the Committee.

“Retirement” means retirement from active employment under the retirement policies of the Company, its Designated Affiliates or a Consultant, as applicable, at or after the age of 65, or, with the consent for the purposes of the Plan of such officer of the Company as may be designated by the Plan Administrator, at or after such earlier age and upon the completion of such years of service as the Plan Administrator may specify.

“Security” has the meaning assigned to the term “security” in the Securities Act (Ontario), and “Securities” has a corresponding meaning.

“Significant Shareholder” has the meaning ascribed thereto in National Instrument 55-104 – Insider Reporting Requirements and Exemptions, as amended from time to time, and any successor to such instrument.

“Subsidiary” has the meaning assigned to the term “subsidiary” in the Securities Act (Ontario).

“Termination Date” means:

(a)	in the case of an Employee Participant whose employment with the Company or a Designated Affiliate terminates in the circumstances set out in Subsection 3.9(a) or Subsection 3.9(b), the date designated by the Company or a Designated Affiliate, as the case may be, on which an Employee Participant ceases to be an employee of the Company or the Designated Affiliate, as the case may be, provided that in the case of termination of employment by voluntary resignation by the Optionee, such date shall not be earlier than the date notice of resignation was given, and “Termination Date” specifically does not mean the date of termination of any period of reasonable notice that the Company or the Designated Affiliate (as the case may be) may be required by law to provide to the Optionee;

(b)	in the case of a Consultant Participant whose consulting agreement or arrangement with the Company or a Designated Affiliate, as the case may be, terminates in the circumstances set out in Subsection 3.9(c) or Subsection 3.9(d), the date that is designated by the Company or the Designated Affiliate, as the case may be, as the date on which the Optionee’s consulting agreement or arrangement is terminated, provided that in the case of voluntary termination by the Optionee of the Optionee’s consulting agreement or arrangement, such date shall not be earlier than the date notice of voluntary termination was given, and “Termination Date” specifically does not mean the date on which any period of notice of termination that the Company or the Designated Affiliate (as the case may be) may be required to provide to the Optionee under the terms of the consulting agreement or arrangement expires; or

(c)	in the case of a Director Participant who ceases to hold office in the circumstances set out in Section 3.9(e), the date upon which the Optionee ceases to hold office.

1.4	Interpretation

(a)	Whenever the Plan Administrator is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Plan Administrator.

(b)	As used in this Plan, the terms “Article”, “Section”, “Subsection”, “clause”, and “Schedule” mean and refer to the specified Article, Section, Subsection, clause and Schedule of this Plan, respectively.

(c)	Where the word “including” or “includes” is used in this Plan, it means “including (or includes) without limitation”.

(d)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made on the immediately preceding Business Day.

(e)	Words importing the singular meaning include the plural and vice versa and words importing any gender include any other gender.

(f)	Unless otherwise specified, all references to money amounts are to Canadian currency.

ARTICLE 2

PLAN ADMINISTRATION

2.1	Plan Administration

This Plan will be administered by the Plan Administrator and the Plan Administrator has sole and complete authority, in its discretion, to:

(a)	determine the individuals and entities (from among the Participants) to whom Options may be granted;

(b)	grant Options in such amounts and, subject to the provisions of this Plan, on such terms and conditions as it determines including:

(i)	the time or times at which Options may be granted;

(ii)	the Exercise Price at which Option Shares subject to each Option may be purchased;

(iii)	the time or times when each Option becomes exercisable and the Expiry Date; and

(iv)	whether restrictions or limitations are to be imposed on the Option Shares and the nature of such restrictions or limitations, if any;

(c)	authorize any acceleration of exercisability or waiver of termination regarding any Option, based on such factors as the Plan Administrator may determine;

(d)	cancel, amend, adjust or otherwise change any Option under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of this Plan;

(e)	construe and interpret this Plan and all Option Agreements;

(f)	adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(g)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

2.2	Delegation of Plan Administration

(a)	The initial Plan Administrator shall be the Board.

(b)	To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee of the Board (the “Committee”) all or any of the powers conferred on the Plan Administrator pursuant to this Plan. In such event, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.

(c)	The day-to-day administration of this Plan may be delegated to such officers and employees of the Company or a Designated Affiliate as the Plan Administrator determines.

2.3	Determinations Binding

Any decision made or action taken by the Plan Administrator, the Committee or any officers or employees to whom authority has been delegated pursuant to Subsection 2.2(c) arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Company, the affected Participant(s), their legal and personal representatives and all other Persons.

2.4	Eligibility

All Employee Participants, Director Participants and Consultant Participants are eligible to participate in this Plan, subject to Subsections 3.8(b) and 3.9(f). Eligibility to participate does not confer upon any Participant any right to be granted Options pursuant to this Plan. The extent to which any Participant is entitled to be granted Options pursuant to this Plan will be determined in the discretion of the Plan Administrator.

2.5	Compliance with Regulatory Requirements

The Company’s obligation to issue Common Shares in accordance with the terms of this Plan and any Options granted hereunder are subject to compliance with any applicable legislation and the rules, regulations and published policies of any stock exchange, regulatory authority or agency having jurisdiction over the issuance and distribution of such Common Shares in such jurisdictions as the Company may elect to grant Options to Participants. Participants shall, to the extent applicable, cooperate with the Company in complying with such legislation, rules, regulations and policies.

2.6	Total Common Shares Subject to Options

(a)	The maximum number of Common Shares reserved for issuance under this Plan shall be equal to a number that is 13% of the issued and outstanding shares in the capital of the Company at the time of any Option grant. Subject to the provisions and restrictions of this Plan, if any Option is exercised, cancelled, expired, surrendered or otherwise terminated for any reason whatsoever, the number of Common Shares in respect of which the Option is exercised, cancelled, expired, surrendered or otherwise terminated for any reason whatsoever, as the case may be, will ipso facto be immediately available for purchase pursuant to Options granted under the Plan.

(b)	The maximum number of Common Shares reserved for issuance under this Plan shall be automatically adjusted to take into account any conversion, changing, reclassification, redivision, redesignation, subdivision or consolidation of the Common Shares and shall also apply to securities of the Company or of any successor or continuing entity which may result from a reorganization, amalgamation, consolidation or merger, statutory or otherwise, take-over bid or any transaction similar to any of the foregoing. To the extent any Options terminate, lapse or are cancelled for any reason prior to exercise in full, or are surrendered to the Company by the Participant, the Common Shares subject to such Options shall be added back to the number of Common Shares reserved for issuance under this Plan and will again become available for issuance pursuant to the exercise of Options granted under this Plan.

(c)	Notwithstanding anything in this Plan, the aggregate number of Common Shares that may be (i) issued to insiders of the Company within any one-year period, or (ii) issuable to insiders of the Company at any time, in each case, under this Plan alone or when combined with all other security-based compensation arrangements of the Company cannot exceed 10% of the outstanding Common Shares. For purposes of this Subsection 2.6(c) and Subsection 5.1(b), “insider” and “security- based compensation arrangement” have the meanings given to them in the Toronto Stock Exchange Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time.

2.7	Option Agreements

All grants of Options under this Plan will be evidenced by Option Agreements. Such Option Agreements will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct which are not inconsistent with this Plan. The Board shall authorize and empower any director or officer of the Company to execute and deliver, for and on behalf of the Company, an Option Agreement to each Optionee.

ARTICLE 3

GRANT OF OPTIONS

3.1	Grant of Options

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Options to any Participant.

3.2	Exercise Price

The Board will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the Market Price of the Common Shares on the date the Option is granted.

3.3	Term of Options

Subject to any accelerated termination as set forth in this Plan, each Option expires on its Expiry Date.

3.4	Blackout Periods

If an Option is due to expire on a date that falls within a corporate blackout period applicable to the holder of such Option, or within 5 business days following the expiry of such a blackout period, the Expiry Date of such Option shall be extended to the 10th business day following the expiry of the blackout period.

3.5	Vesting and Exercisability

(a)	Unless otherwise specified by the Plan Administrator at the time of granting an Option and except as otherwise provided in this Plan, each Option will vest and be exercisable as follows:

Total Number of Option Shares that may be Purchased	Vesting Date

1/4	From the first anniversary of the Date of Grant.

1/36	On the first day of each calendar month following the first anniversary of the Date of Grant.

(a)	Once an instalment becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator. Each Option or instalment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Option Shares with respect to which it is then exercisable. The Plan Administrator has the right to accelerate the date upon which any instalment of any Option becomes exercisable.

(b)	Subject to the provisions of this Plan and any Option Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.

(c)	The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to additional restrictions, such as performance- based vesting conditions.

3.6	Payment of Exercise Price

Unless otherwise specified by the Plan Administrator at the time of granting an Option, the Exercise Notice must be accompanied by payment in full of the purchase price for the Option Shares to be purchased. The Exercise Price must be fully paid by certified cheque, bank draft or money order payable to the Company or by such other means as might be specified from time to time by the Plan Administrator, provided that under no circumstances shall satisfaction of the Exercise Price by way of surrender of a portion of the Option or Option Shares, be permitted. No Common Shares will be issued or transferred until full payment therefor has been received by the Company.

3.7	Retirement of Optionee

Subject to Section 3.10 or unless otherwise specified by the Plan Administrator at the time of granting an Option, if the employment of a Participant terminates due to Retirement:

(a)	such Participant shall continue to be a Participant notwithstanding the Participant’s Retirement and each Option held by the Individual Optionee that has vested as of the date of the Individual Optionee’s Retirement or that vests within 12 months of the date of the Individual Optionee’s Retirement (the “Post-Retirement Date”) continues to be exercisable by the Individual Optionee until the earlier of: (i) its Expiry Date; and (ii) the Post-Retirement Date. Any Options held by the Individual Optionee that have not been exercised as at the Post-Retirement Date immediately expire and shall be cancelled as of the Post-Retirement Date; and

(b)	the Individual Optionee’s eligibility to receive further grants of Options under this Plan ceases as of the date of the Individual Optionee’s Retirement.

3.8	Death or Disability of Optionee

Subject to Section 3.10 or unless otherwise specified by the Plan Administrator at the time of granting an Option, if an Individual Optionee dies or becomes Disabled while an employee or officer of the Company or a Designated Affiliate:

(a)	the executor or administrator of the Individual Optionee’s estate or the Individual Optionee, as the case may be, may exercise any Options of the Individual Optionee to the extent that the Options have vested as at the date of such death or Disability and the right to exercise each such Option terminates on the earlier of: (i) its Expiry Date; and (ii) the date that is 180 days after the Individual Optionee’s death or Disability. Any Options held by the Individual Optionee that have not vested as at the date of death or Disability immediately expire and shall be cancelled as of such date; and

(b)	the Individual Optionee’s eligibility to receive further grants of Options under this Plan ceases as of the date of the Individual Optionee’s death or Disability, as the case may be.

3.9	Termination of Employment or Services

Subject to Section 3.10 or unless otherwise specified by the Plan Administrator at the time of granting an Option:

(a)	where, in the case of an Employee Participant, an Individual Optionee’s employment is terminated by the Company or a Designated Affiliate without cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), then each Option held by the Individual Optionee that has vested as at the Termination Date continues to be exercisable by the Individual Optionee until the earlier of: (i) its Expiry Date; and (ii) the date that is 90 days after the Termination Date. Any Options held by the Individual Optionee that have not vested as at the Termination Date immediately expire and shall be cancelled as of the Termination Date;

(b)	where, in the case of an Employee Participant, an Individual Optionee’s employment terminates by reason of: (i) termination by the Company or a Designated Affiliate for cause; or (ii) voluntary resignation by the Individual Optionee, then any Options held by the Individual Optionee, whether or not they have vested as at the Termination Date, immediately expire and are cancelled on the Termination Date;

(c)	where, in the case of a Consultant Participant, an Optionee’s consulting agreement or arrangement terminates by reason of: (i) termination by the Company or a Designated Affiliate for any reason whatsoever other than for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Optionee’s consulting agreement or arrangement); or (ii) the death or Disability of the Individual Optionee, then each Option held by the Optionee that has vested as at the Termination Date, or at the date of the death or Disability of the Individual Optionee, as the case may be, continues to be exercisable by the Optionee until the earlier of: (i) its Expiry Date; and (ii) the date that is 90 days after the Termination Date. Any Options held by the Optionee that have not vested as at the Termination Date, or at the date of the death or Disability of the Individual Optionee, as the case may be, immediately expire and shall be cancelled as of the Termination Date;

(d)	where, in the case of a Consultant Participant, an Optionee’s consulting agreement or arrangement terminates by reason of: (i) termination by the Company or a Designated Affiliate for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in Optionee’s consulting agreement or arrangement); or (ii) voluntary termination by the Optionee (whether or not such termination is effected in compliance with any termination provisions contained in the Optionee’s consulting agreement or arrangement), then any Options held by the Optionee, whether or not such Options have vested as at the Termination Date, immediately expire and shall be cancelled as of the Termination Date;

(e)	where, in the case of a Director Participant, an Individual Optionee ceases to hold office, then any Options held by the Individual Optionee that have vested as at the Termination Date continue to be exercisable by the Optionee until the earlier of: (i) its Expiry Date; and (ii) the date that is 60 days after the Termination Date; except that this Section 3.9(e) will not apply if such Director Participant is also an Employee Participant or a Consultant Participant and such Participant’s employment or consulting agreement is not terminated. Any Options held by the Individual Optionee that have not vested as at the Termination Date immediately expire and shall be cancelled as of the Termination Date; except for such Director Participant who is also an Employee Participant or a Consultant Participant and such Participant’s employment or consulting agreement is not terminated;

(f)	an Optionee’s eligibility to receive further grants of Options under this Plan ceases as of the date that the Company or a Designated Affiliate, as the case may be, provides the Optionee with written notification that the Optionee’s employment or consulting agreement or arrangement, as the case may be, is terminated in the circumstances contemplated by this Section 3.9, notwithstanding that such date may be prior to the Termination Date; and

(g)	notwithstanding Subsections 3.9(a) and 3.9(c), unless the Plan Administrator, in its discretion, otherwise determines, at any time and from time to time, Options are not affected by a change of employment or consulting arrangement within or among the Company or a Designated Affiliate for so long as the Employee Participant continues to be an employee of the Company or a Designated Affiliate or for so long as the Consultant Participant continues to be engaged as a consultant to the Company or a Designated Affiliate, as the case may be.

3.10	Discretion to Permit Exercise

Notwithstanding the provisions of Sections 3.7, 3.8 and 3.9, the Plan Administrator may, in its discretion, at any time prior to or following the events contemplated in such sections, permit the exercise of any or all Options held by the Optionee in the manner and on the terms authorized by the Plan Administrator, provided that the Plan Administrator will not, in any case, authorize the exercise of an Option pursuant to this Section 3.10 at any time after the earlier of (i) its Expiry Date or (ii) after the Post-Retirement Date or the date that is 12 months from the Termination Date, as the case may be, and any Options held by an Individual Optionee as of such date, whether or not they have vested, shall immediately expire and be cancelled as of such date.

3.11	Change of Control

Upon the Company entering into an agreement relating to, or otherwise becoming aware of, a transaction which, if completed, would result in a Change of Control, the Company shall give written notice of the proposed Change of Control to the Participants, together with a description of the effect of such Change of Control on Options, not less than ten (10) Business Days prior to the closing of the transaction resulting in the Change of Control.

3.12	Conditions of Exercise

Each Optionee will, when requested by the Company, sign and deliver all such documents relating to the granting or exercise of Options which the Company deems necessary or desirable.

ARTICLE 4

SHARE CAPITAL ADJUSTMENTS

4.1	General

The existence of any Options does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company, to create or issue any bonds, debentures, Common Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this section would have an adverse effect on this Plan or any Option granted hereunder.

4.2	Reorganization of Company’s Capital

Should the Company effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that, in the opinion of the Plan Administrator, would warrant the replacement or amendment of any existing Options in order to adjust: (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options; and/or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Plan Administrator, will authorize such steps to be taken as may be equitable and appropriate to that end.

4.3	Other Events Affecting the Company

In the event of an amalgamation, combination, merger or other reorganization involving the Company by exchange of Common Shares, by sale or lease of assets or otherwise, that, in the opinion of the Plan Administrator, warrants the replacement or amendment of any existing Options in order to adjust: (a) the number of Common Shares or the securities or other property that may be acquired on the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Plan Administrator will authorize such steps to be taken as may be equitable and appropriate to that end.

4.4	Immediate Exercise of Awards

Where the Plan Administrator determines that the steps provided in Sections 4.2 and 4.3 would not preserve proportionately the rights and obligations of the Optionees in the circumstances or otherwise determines that it is appropriate, the Plan Administrator may permit the immediate exercise of any outstanding Options that are not otherwise exercisable.

4.5	Issue by Company of Additional Shares

Except as expressly provided in this Article 4, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to: (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options.

4.6	Fractions

No fractional Common Shares will be issued on the exercise of an Option. Accordingly, if, as a result of any adjustment under Sections 4.2 to 4.4 inclusive, an Optionee would become entitled to a fractional Common Share, the Optionee has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

4.7	Conditions of Exercise

The Plan and each Option are subject to the requirement that if at any time the Plan Administrator determines that the listing, registration or qualification of the Common Shares subject to such Option upon any securities exchange or under any provincial, state or federal law, or the consent or approval of any governmental body, securities exchange or of the holders of voting shares in the capital of the Company or of the Common Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or the issue or purchase of Common Shares thereunder, no such Option may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Plan Administrator. The Optionees shall, to the extent applicable, cooperate with the Company in relation to such listing, registration, qualification, consent or other approval and shall have no claim or cause of action against the Company or any of its officers or directors as a result of any failure by the Company to obtain or to take any steps to obtain any such registration, qualification or approval.

ARTICLE 5

GENERAL PROVISIONS

5.1	Amendment, Suspension, or Termination of the Plan

The Plan Administrator may from time to time, without notice and without approval of the holders of voting shares in the capital of the Company, amend, modify, change, suspend or terminate the Plan or any Options granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:

(a)	no such amendment, modification, change, suspension or termination of the Plan or any Option granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or stock exchange requirements;

(b)	shareholder approval (in accordance with the rules of the exchange upon which the Common Shares may be listed) shall be required for any amendment, modification or change that:

(i)	increases the number of Common Shares reserved for issuance under the Plan, except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(ii)	reduces the exercise price of an Option (for this purpose, a cancellation or termination of an Option of a Participant prior to its Expiry Date for the purpose of reissuing an Option to the same Participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Option) except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(iii)	extends the term of an Option beyond the original Expiry Date (except where an Expiry Date would have fallen within a blackout period applicable to the Participant or within 5 business days following the expiry of such a blackout period);

(iv)	permits an Option to be exercisable beyond 10 years from its Date of Grant (except where an Expiry Date would have fallen within a blackout period of the Company);

(v)	permits Options to be transferred other than for normal estate settlement purposes;

(vi)	removes or exceeds the insider participation limits set out in Section 2.6(c);

(vii)	permits awards, other than the Options to be granted under the Plan; or

(viii)	deletes or reduces the range of amendments which require approval of the holders of voting shares in the capital of the Company under this Section 5.1.

(c)	if required by the rules of the exchange upon which the Common Shares may be listed, the Company will seek the approval of shareholders excluding the votes of securities held directly or indirectly by insiders entitled to receive a benefit directly or indirectly under the Plan.

5.2	Legal Requirement

The Company is not obligated to grant any Options, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, in its sole discretion, such action would constitute a violation by an Optionee or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency.

5.3	Non-Transferability

Except as otherwise may be expressly provided for in this Plan, no Options granted under this Plan shall be transferrable or assignable by the Participant (except to an Optionee’s estate) and no Options may be exercised by anyone other than the Participant or his or her legal representative during the lifetime of the Participant.

5.4	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Common Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

5.5	Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

5.6	Submission To Jurisdiction

The Company and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating in any way to the Plan, including with respect to the grant of Options and any issuance of Common Shares made in accordance with the Plan.

5.7	Optionee’s Entitlement

Except as otherwise provided in this Plan, Options previously granted under this Plan, whether or not then exercisable, are not affected by any change in the relationship between, or ownership of, the Company and a Designated Affiliate and do not interfere in any way with any right of the Company to discharge any Participant at any time for any reason whatsoever, with or without cause. For greater certainty, all Options remain valid and exercisable in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, a Designated Affiliate ceases to be a Designated Affiliate.

5.8	Withholding Taxes

In addition to the other conditions on exercise set forth in this Plan, the exercise of each Option granted under this Plan is subject to the satisfaction of all applicable withholding taxes or other withholding liabilities as the Company may determine to be necessary or desirable in respect of such exercise. The Company may (a) require that a Participant pay to the Company, in addition to, and in the same manner as, the Exercise Price, such amount as the Company is obliged to remit to the relevant taxing authority in respect of the exercise of the Option; (b) withhold such amount from any remuneration or other amount payable by the Company or any Affiliate of the Company to the Participant; (c) permit the Participant to sell a number of Option Shares issued upon the exercise of the Option and remit to the Company a portion of the net proceeds from such sale sufficient to satisfy such amount; or (d) enter into any other suitable arrangements for the receipt of such amount.

5.9	Participation in this Plan

The participation of any Participant in this Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in this Plan. In particular, participation in this Plan does not constitute a condition of employment or service nor a commitment on the part of the Company to ensure the continued employment or service of such Participant. This Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Company does not assume responsibility for the personal income or other tax consequences of the Participants and Participants are advised to consult with their own tax advisors.

5.10	Corporate Action

Nothing contained in this Plan or in an Option shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Option.

5.11	Rights of Participant/Optionee

No Participant has any claim or right to be granted an Option (including an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option is not to be construed as giving an Optionee a right to remain in the employ of the Company or a Designated Affiliate. No Optionee has any rights as a shareholder of the Company in respect of Common Shares issuable on the exercise of rights to acquire Common Shares under any Option until the allotment and issuance to the Optionee of certificates representing such Common Shares.

5.12	Conflict

In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern. In the event of any conflict between or among the provisions of this Plan, an Option Agreement and an employment agreement between the Company or a Designated Affiliate and a Participant, the provisions of such employment agreement shall govern. In the event of any conflict between the provisions of this Plan, an Option Agreement or an employment agreement between the Company or a Designated Affiliate and a Participant and any applicable law, regulation of any governmental agency having jurisdiction or the rule, policy or decision of any stock exchange upon which the Common Shares are or may become listed for trading, the applicable law, regulation, rule, policy or decision, as the case may be, shall govern.

5.13	Participant Information

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer to the Plan. Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf.

5.14	International Participants

With respect to Participants who reside or work outside Canada, the Plan Administrator may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Options with respect to such Participants in order to conform such terms with the provisions of local law, and the Plan Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

5.15	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and its Designated Affiliates.

5.16	General Restrictions and Assignment

Except as required by law, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

5.17	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

5.18	Notices

All written notices to be given by the Optionee to the Company shall be delivered personally or by registered mail, postage prepaid, addressed as follows:

Profound Medical Corp.

2400 Skymark Avenue, Unit 6

Mississauga, Ontario L4W 5K5

Attention:	Vice President, Finance

All notices to the Optionee will be addressed to the principal address of the Optionee on file with the Company. Either the Company or the Optionee may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing. Any notice given by either the Optionee or the Company is not binding on the recipient thereof until received.

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THIS AMENDED AND RESTATED SHARE OPTION PLAN was adopted by the board of directors of Profound Medical Corp. on July 13, 2018.

PROFOUND MEDICAL CORP.

By:	/s/ Aaron Davidson
Name: Aaron Davidson
Title: Chief Financial Officer

Profound Medical Corp. – Signature Page to Share Option Plan

SCHEDULE A

Share Option Plan Option Agreement

Profound Medical Corp. (the “Company”) hereby grants to the Optionee named below (the “Optionee”), an option (the “Option”) to purchase, in accordance with and subject to the terms, conditions and restrictions of this Share Option Agreement, together with the provisions of the Amended and Restated Share Option Plan of the Company dated ■, 2018 (the “Plan”), the number of common shares in the capital of the Company (“Common Shares”) at the price per share set forth below:

Name of Optionee:

Type of Participant:	[Employee Participant, Director Participant or Consultant Participant]

Date of Grant:

Total No. of Common Shares Subject to Option:

Exercise Price:

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Option Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Subject to Sections 3.10 and 4.4 of the Plan and unless otherwise determined by the Plan Administrator at the time of granting an Option, each Option is exercisable in the instalments set forth in Section 3.5 of the Plan.

3.	Subject to Section 3.4 of the Plan, in no event is the Option granted hereunder exercisable after the Expiry Date.

4.	No fractional Common Shares will be issued on the exercise of the Option granted hereunder. If, as a result of any adjustment to the number of Common Shares issuable on the exercise of the Option granted hereunder pursuant to the Plan, the Optionee would be entitled to receive a fractional Common Share, the Optionee has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

5.	Nothing in the Plan or in this Option Agreement will affect the Company’s right, or that of a Designated Affiliate, to terminate the employment of, or consulting agreement or arrangement with, the Optionee at any time for any reason whatsoever. Upon such termination, the Optionee’s rights to exercise Options will be subject to restrictions and time limits for the exercise of Options. Complete details of such restrictions are set out in the Plan, and in particular in Sections 3.7, 3.8 and 3.9 of the Plan.

6.	Each notice relating to the Option, including the exercise thereof, must be in writing. All notices to the Company must be delivered personally or by prepaid registered mail and must be addressed to the Secretary. All notices to the Optionee will be addressed to the principal address of the Optionee on file with the Company. Either the Company or the Optionee may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing. Any notice given by either the Optionee or the Company is not binding on the recipient thereof until received.

7.	When the issuance of Common Shares on the exercise of the Option may, in the opinion of the Company, conflict or be inconsistent with any applicable law, regulation of any governmental agency having jurisdiction or the rule, policy or decision of any stock exchange upon which the Common Shares are or may become listed for trading, the Company reserves the right to refuse to issue such Common Shares for so long as such conflict or inconsistency remains outstanding.

8.	Subject to Section 3.8 of the Plan, the Option granted pursuant to this Option Agreement may only be exercised during the lifetime of the Optionee by the Optionee personally and, subject to Section 5.3 of the Plan, no assignment or transfer of the Option, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Option whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the Option granted hereunder terminates and is of no further force or effect. Complete details of this restriction are set out in the Plan.

9.	The Optionee hereby agrees that:

(a)	any rule, regulation or determination, including the interpretation by the Plan Administrator of the Plan, the Option granted hereunder and the exercise thereof, is final and conclusive for all purposes and binding on all persons including the Company and the Optionee; and

(b)	the grant of the Option does not affect in any way the right of the Company or any Designated Affiliate to terminate the employment or service of the Optionee.

10.	This Option Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

PROFOUND MEDICAL CORP.

By:
Name:
Title:

A-2

I have read the foregoing Option Agreement and hereby accept the Option to purchase Common Shares in accordance with and subject to the terms and conditions of such agreement and the Plan. I understand that I may review the complete text of the Plan by contacting the Secretary of the Company. I agree to be bound by the terms and conditions of the Plan governing the award.

Date Accepted	Optionee’s Signature

Optionee’s Name
(Please Print)

A-3

SCHEDULE B

Share Option Plan Exercise Notice Form – Options

I,                                                                                                                                                                           , hereby exercise the option

(print name)

to purchase              common shares (each, a “Common Share”) in the capital of Profound Medical Corp. (the “Company”) at a purchase price of $             per Common Share. This Exercise Notice is delivered in respect of the option to purchase              Common Shares in the capital of the Company that was granted to me on                       pursuant to the Option Agreement entered into between the Company and me. In connection with the foregoing, I enclose a certified cheque, bank draft or money order payable to the Company in the amount of $             as full payment for the Common Shares to be received upon exercise of the Option.

I understand that my exercise of the option to purchase the number of Common Shares indicated above is subject to the satisfaction of all applicable withholding taxes or other withholding liabilities as the Company may determine to be necessary or desirable in respect of such exercise. I further understand that I may be required to make such payment in connection with the exercise of my options.

Date	Optionee’s Signature